Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name or Organization	State or Country of Incorporation

ZAO ComCor-TV	Russian Federation

AGI Technology, Inc.	Connecticut

Andersen Land Corp. (f/k/a The J.M. Ney Company)	Delaware

Garden State Refining, Inc.	Delaware

ABC Moscow Broadband Communication Ltd.	Cyprus

CableCom Management Company Ltd.	Cyprus

OOO Persey-Service	Russian Federation

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